Exhibit 99.1

NEWS RELEASE
	Contacts:	Claire A. Hart, Senior Vice President Alon USA Energy, Inc. 972-367-3649

FOR IMMEDIATE RELEASE

Investors: Jack Lascar/Sheila Stuewe DRG&E / 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020 Ruth Sheetrit SMG Public Relations 011-972-547-555551
Alon USA Announces Amendments to Krotz Springs Credit Facilities
     DALLAS, TEXAS, April 27, 2009 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced that its subsidiary, Alon Refining Krotz Springs, Inc., has executed amendments to its term loan and revolving credit facilities associated with the acquisition of the Krotz Springs Refinery under terms which significantly strengthen Alon Krotz Springs’ financial position.
     Upon completion of all elements associated with the amendments, term loan debt will be reduced from approximately $300 million to approximately $165 million and cash borrowings under the revolver facility will be reduced by approximately $100 million resulting in an overall debt reduction of approximately 50%. The key elements which allow for this reduction in debt include a successful unwind and liquidation of the heating oil crack spread hedge and additional equity and letter of credit support from Alon and its parent company, Alon Israel Oil Company, along with cash from operations.
     In connection with the amendments, the heating oil crack spread hedge put in place in July 2008 has been liquidated at very attractive spreads, resulting in the realization of approximately $185 million in proceeds including the release of $50 million of cash collateral supporting the hedge. Of these proceeds, approximately $135 million has been applied to reduce the term loan debt balance and $50 million was used to reduce borrowings under the revolver facility. In addition, approximately $20 million was collected by Alon Krotz Springs in the first quarter under normal monthly settlements under the hedge. Krotz Springs also intends to convert its crude purchasing to standard terms with letter of credit support during the month of May.
     Also in connection with the amendments, an additional $25 million of equity and an additional $25 million in letters of credit support are being provided to Alon Krotz Springs in connection with the amendments with the assistance of Alon Israel. These contributions, together with the equity and letter of credit support provided at the time of the original transaction, now result in approximately $127 million of equity and $91 million of LC support in Alon Krotz Springs from Alon and Alon Israel.
     In addition, the financial covenants under the term loan facility were amended on favorable terms to Alon Krotz Springs.
     Jeff Morris, Alon’s President and CEO said, “This debt restructuring has transformed the balance sheet of Alon Krotz Springs. Debt has been reduced by almost half and equity has been increased by almost 50%, including retained earnings, since our acquisition nine months ago. The Krotz Springs Refinery has demonstrated it can generate solid earnings even in the current economic environment. I feel this fact was a major contributor to the confidence the term lenders, Bank of America and Alon Israel showed during this amendment process. This debt restructuring with the current state of the financial markets is an exceptional accomplishment.”
     In addition, Alon confirmed that is has received over $110 million in cash relating to the income tax receivables discussed in the year end conference call. This cash was applied primarily to reduce borrowings under the Alon USA, LP revolver facility. Thus, it is expected that Alon will reduce total consolidated debt by approximately $400 million in 2009 using cash from operations, proceeds from the heating oil hedge unwind, cash from the income tax receivables and cash from reductions in working capital.
     In summary Mr. Morris added, “Big Spring has returned to its former performance, the premium asphalt business is very strong, all our businesses are generating cash and we are significantly deleveraging the company. I appreciate the support of all who share their confidence by investing in us: our lenders, our public shareholders, Alon Israel, and my colleagues in the company.”
     Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company owns four crude oil refineries in Texas, California, Louisiana and Oregon, with an aggregate crude oil throughput capacity of approximately 250,000 barrels per day. Alon markets gasoline and diesel products under the FINA brand name and is a leading producer of asphalt. Alon also operates more than 300 convenience stores primarily in West Texas and New Mexico substantially under the 7-Eleven and FINA brand names and supplies motor fuels to these stores primarily from its Big Spring refinery. In addition, Alon markets under the FINA branded name to approximately 700 additional locations.
     Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements can be identified by forward-looking terminology such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “plan” and similar terms and phrases. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or actual results to differ materially from any future results expressed or implied by forward-looking statements. Additional information regarding forward-looking statements and risks and uncertainties relating to Alon is contained in our filings with the Securities and Exchange Commission.
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